Exhibit 99.1

Contacts:	Stephanie Carrington/Jared Hoffman
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7017/7013
(818) 766-3502	scarrington@theruthgroup.com
jhoffman@theruthgroup.com

IPC The Hospitalist Company Reports First Quarter 2008 Results

North Hollywood, CA – May 14, 2008 - IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights:

•	Net revenue increased 36% year-over-year to $60.6 million, largely driven by same-market area revenue growth of 21%

•	Patient encounters increased 36% year-over-year to 684,000

•	DSO decreased to 64 from 69 at December 31, 2007

•	Income from operations increased 46% year-over-year to $5.4 million, as operating margin increased to 9.0%

•	GAAP net income increased 50% year-over-year to $3.0 million, or $0.21 per pro-forma fully diluted share

•	Excluding bonuses incurred in the first quarter of 2008 related to the Company’s IPO, earnings per adjusted pro-forma fully diluted share was $0.22

Adam D. Singer, M.D., Chief Executive Officer, stated, “Our record first quarter 2008 performance is a testament to the strength of our business model with 36% overall net revenue growth and 21% same-market net revenue growth. As a leading service provider in this emerging market, IPC continues to take advantage of opportunistic acquisitions and hiring more hospitalists. In addition, we continue to generate operating leverage as our revenue base expands, resulting in growth in our operating income margin to 9.0% from 8.3% for the same period last year. While we are growing our top line revenue and operating margin, we are also dropping our DSO as a demonstration of the scalability of our operating infrastructure.”

Dr. Singer noted, “Hospitalist medicine is a high growth business delivering proven value in managing all aspects of inpatient care. As a newly public company, we are leading the way in educating about the high quality of care delivered by this new specialty of hospitalist medicine.”

First Quarter 2008

IPC’s first quarter 2008 patient encounters rose 36% to 684,000, compared to 504,000 in the same period last year. The Company reported first quarter 2008 net revenue of $60.6 million, a 36% increase from $44.7 million for the first quarter of 2007. Of the increase in net revenue, 58% was attributed to same-market areas. First quarter 2008 same-market area net revenue grew 21% and same-market area patient encounters rose 20%. The increase in same-market net revenue was primarily due to an increase in patient encounters from existing hospitalists, as well as new hospitalists either hired or added from in-market acquisitions.

Physician practice salaries and other expenses for the first quarter of 2008 were $43.9 million, compared to $32.4 million in the first quarter of 2007. The physician expenses as a percentage of net revenue remained constant at 72.6% for both the respective quarters with no significant changes in the various direct physician cost components of salaries, benefits and other practice expenses.

General and administrative expenses for the first quarter of 2008 were $10.7 million, compared to $8.2 million for the first quarter of 2007. General and administrative expenses as a percentage of revenue declined to 17.7% for the first quarter of 2008, compared to 18.4% for the first quarter of 2007. The $2.5 million increase was attributable to both public company expenses and the increased expenses to support the continuing growth of the Company. Included in the increase in public company expenses were approximately $0.3 million in non-recurring IPO management bonuses.

Income from operations for the first quarter of 2008 increased 46% to $5.4 million, compared to $3.7 million for the first quarter of 2007, which was net of depreciation and amortization of $0.5 million and $0.3 million for 2008 and 2007, respectively. Operating margin increased to 9.0% for the first quarter of 2008, compared to 8.3% for the first quarter of 2007. The increase in operating margin was the result of the reduction of general and administrative expenses as a percentage of revenue as the Company continues to leverage its administrative costs over a larger revenue base.

First quarter 2008 net income was $3.0 million, or $0.21 per pro-forma fully-diluted share, compared to $2.0 million, or $0.19 per pro-forma fully diluted share, for the first quarter of 2007. Excluding non-recurring IPO costs incurred in the first quarter of 2008, adjusted pro-forma fully diluted EPS was $0.22.

Reconciliation for Non-GAAP Financial Measures

The Company’s Board of Directors approved one-time bonuses paid in the first quarter of 2008 related to the Company’s IPO of $0.3 million, which decreased the Company’s pro-forma fully diluted earnings per share by $0.01. IPC computed its adjusted pro-forma fully diluted earnings per share of $0.22 excluding these one-time bonuses to reflect its on-going operations. IPC’s management believes that while excluding the one-time bonuses from the calculation of pro-forma fully diluted earnings per share is considered a non-GAAP measure, it more clearly depicts the operating performance of the Company and enables more appropriate period-to-period measures. However, adjusted pro-forma fully diluted earnings per share is a non-GAAP measure and thus should not be used as a substitute for pro-forma fully diluted earnings per share.

Recent Developments

On April 29, 2008, IPC entered into agreements to provide comprehensive hospitalist services to five IASIS Healthcare hospitals in its existing Arizona, Nevada and Texas markets. In connection with these agreements, an independent practice group of eight hospitalists serving these facilities joined IPC.

On March 31, 2008, IPC was added to the Russell 2000® Index which measures the performance of the small-cap segment of the U.S. equity universe.

Guidance

The Company reaffirmed its guidance for full year 2008 revenue to be in the range of $239 to $245 million and full year 2008 earnings per adjusted pro-forma fully diluted share to be in the range of $0.87 to $0.94. In addition, the Company expects that it will continue to experience its historical pattern of seasonality with higher net revenue and earnings in the first and fourth quarters of the year and softness in the second and third quarters due to lower patient census in hospitals and traditional physician hiring patterns.

Conference Call

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-591-4952 (USA) or 719-325-4894 (International). In addition, a dial-up replay of the conference call will be available beginning May 14, 2008 at 8:00 p.m. ET (5:00 p.m. PT) and ending on May 28, 2008. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 9168540. A live web cast of the call will also be available from the Investor Relations section on the corporate web site at www.hospitalist.com. A web cast replay can be accessed on the corporate web site beginning today at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until June 14, 2008.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national physician group practice company focused on the delivery of hospitalist medicine. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

This press release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most recent comparable measure calculated and presented in accordance with GAAP, see “Reconciliation for Non-GAAP Financial Measures,” above.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for per share data)

	March 31, 2008 (unaudited)	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$39,501	$6,976
Accounts receivable, net	42,821	39,494
Prepaid expenses and other current assets	5,459	10,203

Total current assets	87,781	56,673
Furniture and equipment, net	2,368	2,189
Goodwill	38,125	34,754
Other intangible assets, net	958	808
Deferred tax assets, net	2,953	2,952

Total assets	$132,185	$97,376

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,073	$4,959
Accrued compensation	10,398	12,382
Medical malpractice and self-insurance reserves, current portion	808	951
Deferred tax liability	45	45
Short-term debt and current portion of capital leases	6,509	7,029

Total current liabilities	21,833	25,366
Long-term debt and capital leases, less current portion	7,931	19,793
Medical malpractice and self-insurance reserves, less current portion	9,772	8,900
Other long-term liabilities	300	300

Total liabilities	39,836	54,359
Stockholders’ equity:
Convertible preferred stock, Series A, B, C, and D $.001 par value, 64,905,826 shares authorized, 57,761,235 shares issued and outstanding in 2007; liquidation preference of $43,230,532 in 2007	—	57
Preferred stock, $.001 par value, 15,000,000 and 294,174 shares authorized, respectively, none issued	—	—
Common stock, $.001 par value, 50,000,000 and 87,300,000 shares authorized, respectively, 14,869,346 and 1,878,382 shares issued and outstanding, respectively	15	2
Additional paid-in capital	101,961	55,605
Accumulated deficit	(9,627)	(12,647)

Total stockholders’ equity	92,349	43,017

Total liabilities and stockholders’ equity	$132,185	$97,376

IPC The Hospitalist Company, Inc.

Consolidated Statements of Operations

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenue	$60,559	$44,696
Operating expenses:
Cost of services—physician practice salaries, benefits and other	43,943	32,430
General and administrative	10,732	8,239
Depreciation and amortization	457	309

Total operating expenses	55,132	40,978

Income from operations	5,427	3,718
Investment income	164	93
Interest expense	(385)	(417)
Gain on fair value of preferred stock warrant liabilities	—	48

Income before income taxes	5,206	3,442
Income tax provision	2,186	1,429

Net income	3,020	2,013
Accretion of redeemable convertible preferred stock	—	(68)
Income allocable to preferred stockholders	(696)	(1,798)

Net income attributable to common stockholders	$2,324	$147

Per share data:
Net income per share attributable to common stockholders—historical:
Price per share:
Basic	$0.20	$0.10

Diluted	$0.20	$0.08

Weighted average shares
Basic	11,435,000	1,415,000

Diluted	11,832,000	1,839,000

Net income per share attributable to common stockholders—pro forma:
Price per share:
Basic	$0.22	$0.19

Diluted	$0.21	$0.19

Weighted average shares
Basic	13,976,000	10,650,000

Diluted	14,212,000	10,865,000

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net income	$3,020	$2,013
Adjustments to reconcile net income to net cash provided by operating (used in)activities:
Depreciation and amortization	457	309
Stock-based compensation expense	107	9
Revaluation of preferred stock warrant liabilities	—	(48)
Changes in assets and liabilities:
Accounts receivable	(3,327)	(1,217)
Prepaid expenses and other current assets	4,744	1,706
Accounts payable	(1,097)	789
Accrued compensation	(1,984)	(1,230)
Medical malpractice and self-insurance reserves	729	997
Accrued litigation loss and other claims	—	12

Net cash provided by operating activities	2,649	3,340
Investing activities
Acquisitions of physician practices	(3,452)	(3,693)
Purchase of furniture and equipment	(495)	(167)

Net cash used in investing activities	(3,947)	(3,860)
Financing activities
Proceeds from (repayments of) long-term debt and capital leases, net	(12,382)	3,082
Net proceeds from issuance of common and preferred stock	46,131	257
Excess tax benefits from stock-based compensation	74	—

Net cash provided by financing activities	33,823	3,339

Net increase in cash and cash equivalents	32,525	2,819
Cash and cash equivalents, beginning of period	6,976	5,946

Cash and cash equivalents, end of period	$39,501	$8,765

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$386	$341

Income taxes	$97	$99

IPC The Hospitalist Company, Inc.

Operating Data

Number of Patient Encounter Data (unaudited):

The following is a summary of the quarterly patient encounters for the five quarters ended March 31, 2008:

	Quarter Ended:
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Mar 31, 2008
Patient encounters	504,000	511,000	544,000	594,000	684,000